Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.                                       News Release


Contact: At the Company                              At FRB|Weber Shandwick
         ------------------                          ----------------------
         Kevin C. Hake                               Amy F. Glynn, CFA
         Vice President and Treasurer                640 Fifth Avenue
         732-747-7800                                212-445-8470

    K. Hovnanian Enterprises to Issue $100 Million Senior and $150 Million Senior Subordinated Notes Guaranteed by Hovnanian Enterprises, Inc.


RED BANK, NJ, March 19, 2002 -- Hovnanian Enterprises, Inc. (NYSE: HOV) today announced that the Company entered into an agreement to sell $100 million principal amount of 8.000% Senior Notes due 2012 and $150 million principal amount of 8.875% Senior Subordinated Notes due 2012 (collectively the "Notes"). The Notes will be issued by K. Hovnanian Enterprises, Inc. and will be guaranteed by Hovnanian Enterprises, Inc. and all of the Company's current and future restricted subsidiaries. The sale of the Notes will provide gross proceeds of approximately $250 million.

A portion of the net proceeds of this issuance will be used to refund all of the Company's existing 9-3/4% Senior Subordinated Notes due 2005 and approximately $50 million of the Company's $165 million unsecured Term Loan Facility due in 2007. The balance will be used to repay amounts outstanding under the Company's $440 million unsecured revolving credit facility and for general corporate purposes. The offering is expected to close on March 26, 2002.

The Notes will be sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes have not and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

Statements in this press release regarding K. Hovnanian's and Hovnanian's business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Hovnanian files from time to time with the U.S. Securities and Exchange Commission.